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                     October 9, 2020

       Douglas J. Devine
       Chief Financial Officer
       iRhythm Technologies, Inc.
       699 8th Street, Suite 600
       San Francisco, CA 94103

                                                        Re: iRhythm
Technologies, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 001-37918

       Dear Mr. Devine:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences